Exhibit 99.1

Release:             Aug. 2, 2022

Automatic securities disposition plans established by CEO

Calgary – Canadian Pacific Railway Limited (“CP”) (TSX:CP)(NYSE:CP) announced today that CP President and Chief Executive Officer Keith Creel has established automatic securities disposition plans (the “ASDPs”) in accordance with applicable United States and Canadian securities legislation (including U.S. Securities and Exchange Commission (“SEC”) rule 10b5-1) and CP’s internal policies.

The ASDPs permit trades to occur in accordance with Mr. Creel’s pre-arranged instructions. Mr Creel was not in possession of any material undisclosed information when he set up the ASDPs. Up to 1,461,490 common shares, representing approximately 0.16 percent of the issued and outstanding common shares of CP, may be sold under the ASDPs implemented by Mr. Creel. All such common shares would be issued upon the exercise of stock options held by Mr. Creel.

These options, which are scheduled to expire in January, February and July of 2024, are part of Mr. Creel’s past compensation. The ASDPs are designed to allow for an orderly disposition of the common shares to be issued upon the exercise of stock options at prevailing market prices over the course of the approximately 21-month period that sales under the ASDPs are expected to take place. Sales under the ASDPs are scheduled to commence on or after Nov. 10, 2022. The ASDPs are comprised of a Canadian plan and a U.S. plan under SEC rule 10b5-1.

Even with the sale of shares under the ASDPs, Mr. Creel retains more than 60 percent of his current equity holdings in CP. In addition, Mr. Creel’s holdings remain well in excess of his minimum share ownership requirements as president and CEO and he will continue to build up additional equity through future grants associated with his compensation plan.

Mr. Creel has provided pre-arranged instructions in writing to a securities broker administering the ASDPs, including the number of common shares to be sold and the minimum trading prices. The ASDPs prohibit the broker administering the ASDPs from consulting with Mr. Creel regarding any sales under the ASDPs and prohibit Mr. Creel from disclosing to the broker any information concerning CP that might influence the execution of the ASDPs. The ASDPs have been authorized and established in a form approved by CP, and contain meaningful restrictions on the ability of Mr. Creel to amend, suspend or terminate the ASDPs.

Dispositions pursuant to the ASDPs will be reported by Mr. Creel on SEDI in accordance with applicable Canadian securities laws. Each such filing will bear a notation to advise readers that the dispositions relate to an ASDP. The ASDPs have been authorized and approved by CP under the terms of its Disclosure and Insider Trading/Reporting Policy.

This announcement is made and will be available on SEDAR at www.sedar.com pursuant to the recommended practices set forth in Staff Notice 55-317 Automatic Securities Disposition Plans of the Canadian Securities Administrators.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. CP-IR

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Maeghan Albiston

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investor@cpr.ca